NEWS RELEASE

CONTACT:
Robert L. Montgomery, Jr.
Executive Vice President and
Chief Financial officer
Columbus McKinnon Corporation
716-689-5405


                     COLUMBUS MCKINNON CORPORATION COMPLETES
                  DEBT OFFERING AND ACQUISITION OF LICO, INC.,
                  A LEADING MATERIAL HANDLING SYSTEMS PROVIDER


    AMHERST, N.Y., March 31, 1998 -- Columbus McKinnon Corporation  (Nasdaq-NNM:
CMCO) today announced that it has completed its previously announced purchase of all of the outstanding stock of LICO, Inc. for approximately $155 million in cash.

    Concurrently, it has completed the sale of $200 million aggregate principal amount of its 8 1/2% Senior Subordinated Notes due 2008 at 99.734% of the face amount. The Notes have been issued and sold in a private placement transaction. The Notes have not been registered under the Securities Act of 1933, as amended, (the "Act"), and may not be offered or sold in the United States or to any U.S. person absent registration under the Act or an applicable exemption from the registration rights thereof.

    Additionally, the Company put in place a new $300 million senior bank revolving credit facility. The proceeds from the bank facility and the Notes were used to fund the acquisition of LICO, to repay existing bank debt, and for general corporate purposes.

    CM's Chief Financial Officer, Robert L. Montgomery, commented on CM's financing transactions, "In conjunction with the LICO acquisition, we have restructured our debt financing to provide CM with greater flexibility and more favorable terms. In doing so, we have reduced our existing borrowing costs and gained the ability to respond swiftly to other business opportunities that may arise in the future."


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    In commenting  on the LICO  acquisition,  CM President  and Chief  Operating
Officer, Timothy T. Tevens, said, "The completion of the LICO acquisition firmly establishes CM as an important provider of integrated material handling solutions. Over the last four years, we have successfully completed and integrated nine acquisitions that have solidified our position as a market leader in the material handling industry. We anticipate that LICO will be immediately accretive to earnings, while further enhancing our strong cash flow generating ability."

    LICO, through its main operating subsidiary, Automatic Systems, Inc. ("ASI"), is a leading designer, manufacturer, and installer of technically advanced material handling systems, including overhead and floor-mounted conveyors, electrified monorail systems, robotic indexing systems, and automatic body transfer systems primarily for the automotive industry. Based in Kansas City, Missouri, ASI provides custom engineered systems by functioning either as a turnkey contractor or as a supplier working in conjunction with the customer's general contractor.

                  CM is a broad-line designer, manufacturer, and supplier of material handling products and integrated material handling systems widely used by industrial end users and consumers. Its chain and wire rope hoists, alloy and high-strength carbon steel chain, forged accessories and other products are sold in a large number of domestic and international markets.

                  Supplemental information about Columbus McKinnon and the LICO acquisition is available on CM's Web site at: HTTP://WWW.CMWORKS.COM/

This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the Notes.


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